UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PEAPACK-GLADSTONE FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PEAPACK-GLADSTONE FINANCIAL CORPORATION
500 HILLS DRIVE
BEDMINSTER, NEW JERSEY 07921

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 26, 2011

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation will be held at Fiddler’s Elbow Country Club, 811 Rattlesnake Bridge Road, Bedminster, New Jersey, on Tuesday, April 26, 2011, at 2:00 p.m. local time for the purpose of considering and voting upon the following matters:

1.	Election of eleven directors to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and qualified.

2.	To approve, on a non-binding basis, the compensation of the Corporation’s named executive officers as determined by the Compensation Committee.

3.	The ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2011.

4.	Such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 15, 2011, are entitled to receive notice of, and to vote at, the meeting.

You are urged to read carefully the attached proxy statement relating to the meeting.

Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we urge you to date and sign the enclosed proxy form and return it in the enclosed envelope as promptly as possible. You may revoke your proxy by filing a later-dated proxy or a written revocation of the proxy with the Corporate Secretary of Peapack-Gladstone prior to the meeting. If you attend the meeting, you may revoke your proxy by filing a later-dated proxy or written revocation of the proxy with the Corporate Secretary of the meeting prior to the voting of such proxy.

By Order of the Board of Directors

ANTOINETTE ROSELL,
CORPORATE SECRETARY

Bedminster, New Jersey
March 25, 2011

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE
ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2011

This Proxy Statement and our Annual Report are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=100168&p=proxy

PEAPACK-GLADSTONE FINANCIAL CORPORATION
500 HILLS DRIVE
BEDMINSTER, NEW JERSEY 07921

PROXY STATEMENT
DATED MARCH 25, 2011

GENERAL PROXY STATEMENT INFORMATION

This proxy statement is furnished to the shareholders of Peapack-Gladstone Financial Corporation (“Peapack-Gladstone”) in connection with the solicitation by the Board of Directors of Peapack-Gladstone of proxies for use at the Annual Meeting of Shareholders to be held at Fiddler’s Elbow Country Club, Bedminster, New Jersey on Tuesday, April 26, 2011 at 2:00 p.m. local time. This proxy statement is first being mailed to shareholders on approximately March 25, 2011.

VOTING INFORMATION

Outstanding Securities and Voting Rights

The record date for determining shareholders entitled to notice of, and to vote at, the meeting is March 15, 2011. Only shareholders of record as of the record date will be entitled to notice of, and to vote at, the meeting.

On the record date 8,822,700 shares of Peapack-Gladstone's common stock, no par value, were outstanding and eligible to be voted at the meeting. Each share of Peapack-Gladstone's common stock is entitled to one vote.

Required Vote

The election of directors requires the affirmative vote of a plurality of Peapack-Gladstone's common stock voted at the meeting, whether voted in person or by proxy. At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person, and votes cast by proxy. Under applicable New Jersey law and Peapack-Gladstone's certificate of incorporation and by-laws, abstentions and broker non-votes are counted for purpose of establishing a quorum but have no impact on the election of directors.

The approval, on a non-binding basis, of the compensation of the Corporation’s named executive officers as determined by the Compensation Committee requires the affirmative vote of a majority of the votes cast at the meeting, whether voted in person or by proxy.  Abstentions and broker non-votes will have no impact on the approval of this advisory proposal.

The ratification of the appointment of Crowe Horwath LLP requires the affirmative vote of a majority of the votes cast at the meeting, whether voted in person or by proxy.  Abstentions and broker non-votes will have no impact on the ratification of Crowe Horwath LLP.

All shares represented by valid proxies received pursuant to this solicitation will be voted FOR the election of the 11 nominees for director who are named in this proxy statement, FOR the approval, on a non-binding basis, of the compensation of the Corporation’s named executive officers as determined by the Compensation Committee, and FOR ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2011, unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised. Should any other matter properly come before the meeting, the persons named as proxies will vote upon such matters according to their discretion.

Revocability of Proxy

Any shareholder giving a proxy has the right to attend and to vote at the meeting in person. A proxy may be revoked prior to the meeting by filing a later-dated proxy or a written revocation if it is sent to the Corporate Secretary of Peapack-Gladstone, Antoinette Rosell, at 500 Hills Drive, Suite 300, PO Box 700, Bedminster, New Jersey, 07921, and is received by Peapack-Gladstone in advance of the meeting. A proxy may be revoked at the meeting by filing a later-dated proxy or a written revocation with the Secretary of the meeting prior to the voting of such proxy.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Peapack-Gladstone and its agent Phoenix Advisory Partners, and the costs of the solicitation will be borne by Peapack-Gladstone.  In addition to the use of the mails, proxies may be solicited personally or by telephone, e-mail or facsimile transmission by directors, officers and employees of Peapack-Gladstone and its subsidiaries or Phoenix Advisory Partners who, with the exception of Phoenix Advisory Partners, will not be specially compensated for such solicitation activities. The amount Peapack-Gladstone will pay Phoenix Advisory Partners for its proxy solicitation services is $6,500 plus certain out of pocket costs.  Peapack-Gladstone will also make arrangements with brokers, dealers, nominees, custodians and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and Peapack-Gladstone may reimburse them for their reasonable expenses incurred in forwarding the materials.

PROPOSAL 1 - ELECTION OF DIRECTORS

DIRECTOR INFORMATION

Peapack-Gladstone's certificate of incorporation and by-laws authorize a minimum of 5 and a maximum of 25 directors, but leave the exact number to be fixed by resolution of Peapack-Gladstone's Board of Directors.  The Board has currently fixed the number of directors at 11 and the Board is presently comprised of 11 members.  Directors are elected annually by the shareholders for one-year terms.  Peapack-Gladstone's Nominating Committee has recommended to the Board the 11 current directors for reelection to serve for one-year terms expiring at Peapack-Gladstone’s 2011 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified.  If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board will be voted for a substitute nominee selected by the Board.  The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

Unless a shareholder indicates otherwise on the proxy, the proxy will be voted for the persons named in the table below to serve until the expiration of their terms, and thereafter until their successors have been duly elected and qualified.

The following table sets forth the names and ages of the Board's nominees for election, the nominees' position with Peapack-Gladstone (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Peapack-Gladstone. The nominee's prior service as a director includes prior service as a director of Peapack-Gladstone Bank (the “Bank”) prior to the formation of the holding company.  In addition, described below are each director nominee’s particular experience, qualifications, attributes or skills that have led the Board to conclude that the person should serve as a director.

NOMINEES FOR ELECTION AS DIRECTORS
Name and Position		Director	Principal Occupation or Employment for the Past Five Years;
With Peapack-Gladstone	Age	Since	Other Company Directorships

Anthony J. Consi, II	65	2000
Retired; previously Senior Vice President of Finance and Operations, Weichert Realtors.  Mr. Consi is qualified to serve on the Board of Directors because of his 15 years of public accounting experience at Coopers & Lybrand and his 22 years of finance and operations leadership at Weichert Realtors, both of which are invaluable to his role as Audit Committee Chairman.

Pamela Hill	73	1991
Vice President of Ferris Corp., a commercial real estate management company.  Ms. Hill is qualified to serve on the Board of Directors because of her 22 years of experience in managing commercial real estate, which is invaluable to the Board’s oversight of the Corporation’s real estate loan portfolio.

Frank A. Kissel Chairman and CEO	60	1989
Chairman and CEO of Peapack-Gladstone and the Bank. Mr. Kissel, who began his career in banking 1973, is qualified to serve on the Board of Directors because of his 38 years of banking experience, demonstrated business leadership, judgment and vision.

John D. Kissel	58	1987
Real Estate Broker, Turpin Real Estate, Inc.  Mr. Kissel is qualified to serve on the Board of Directors because of his 21 years of experience in the residential real estate market, which is invaluable to the Board’s oversight of the Corporation’s real estate loan portfolio.

James R. Lamb	68	1993
Principal of James R. Lamb, P.C., Attorney at Law.  Mr. Lamb is qualified to serve on the Board of Directors because of his 44 years of legal experience, which is invaluable to the Board’s corporate governance program and the Board’s oversight of the Bank’s legal and regulatory affairs.

Edward A. Merton	70	1981
Retired; previously president of Merton Excavating and Paving Co.  Mr. Merton is qualified to serve on the Board of Directors because of his 51 years of experience in managing a successful New Jersey business, which is invaluable to the Board’s oversight of the Corporation’s small business lending.

Name and Position		Director	Principal Occupation or Employment for the Past Five Years;
With Peapack-Gladstone	Age	Since	Other Company Directorships

F. Duffield Meyercord	64	1991
Partner of Carl Marks Advisory Group, LLC; President, Meyercord Advisors, Inc.; Director of Wayside Technology Group, Inc. (formerly Programmer’s Paradise, Inc.).  Mr. Meyercord is qualified to serve on the Board of Directors because of his 36 years of experience in directing strategic projects and providing operational advisory services to numerous businesses, which is invaluable to the Board’s oversight of corporate strategy.

John R. Mulcahy	72	1981
Retired; previously President and CEO of Mulcahy Realty and Construction Co.  Mr. Mulcahy is qualified to serve on the Board of Directors because of his 32 of experience in residential real estate construction, which is invaluable to the Board’s oversight of the Corporation’s real estate loan portfolio as well as facilities development and management.

Robert M. Rogers, President and COO	52	2002
President and COO of Peapack-Gladstone and the Bank.  Mr. Rogers, who began his career in banking in 1981, is qualified to serve on the Board of Directors because of his 30 years of banking experience, proven leadership and operational expertise.

Philip W. Smith, III	55	1995
President, Phillary Management, Inc., a real estate management company.  Mr. Smith is qualified to serve on the Board of Directors because of his 24 years of experience in commercial real estate agency and management, which is invaluable to the Board’s oversight of the Corporation’s real estate loan portfolio.

Craig C. Spengeman, President, PGB Trust and Investments	55	2002
President, PGB Trust and Investments, a division of the Bank and Executive Vice President of Peapack-Gladstone.  Mr. Spengeman, who began his career in trust and investments in 1977, is qualified to serve on the Board of Directors because of his 34 years of experience in financial services, demonstrated leadership and trust and investments expertise.

Other than Mr. Meyercord, none of our directors hold, or have held in the past five years, any directorships with respect to a public company or registered investment company.

Frank A. Kissel and John D. Kissel are brothers.

The members of our Board of Directors are persons who as a group we believe have demonstrated appropriate leadership skills, experience and judgment in areas that are relevant to our business.  We believe that their collective ability to challenge and stimulate management and their dedication to the affairs of the Company serve the interests of the Company and its shareholders.  In accordance with its charter, the Nominating Committee has established director qualifications and standards, and identifies and evaluates each candidate on a case-by-case basis including an assessment of the requisite skills and characteristics of new board members as well as the composition of the Board as a whole. This assessment includes consideration of the independence, diversity, skills, experience and other elements relevant to the success of our Company in today’s business environment.  In selecting director nominees for our Board, we consider the collective experience, attributes and skills of the entire Board, as well as the ability of the individuals to work together with other members of the Board.

RECOMMENDATION AND VOTE REQUIRED ON PROPOSAL 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘FOR’ THE NOMINATED SLATE OF DIRECTORS INCLUDED IN PROPOSAL 1.  Directors will be elected by a plurality of the votes cast at the meeting.  Abstentions and broker non votes will have no impact on the election of directors.

CORPORATE GOVERNANCE

General

The business and affairs of Peapack-Gladstone are managed under the direction of the Board of Directors.  Members of the Board are kept informed of Peapack-Gladstone's business through discussions with the Chairman and Peapack-Gladstone’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.  All members of the Board also served as directors of Peapack-Gladstone's subsidiary bank, Peapack-Gladstone Bank, during 2010. The Board of Directors of Peapack-Gladstone and Peapack-Gladstone Bank held 12 meetings during 2010.  During 2010, all directors of Peapack-Gladstone attended no fewer than 85% of the total number of meetings of Peapack-Gladstone’s Board and meetings of committees on which such director served.  It is Peapack-Gladstone’s policy to encourage director attendance at the Annual Meeting absent a compelling reason such as illness.  Last year, all but two directors attended the Annual Meeting.

Our Board of Directors believes that the purpose of corporate governance is to maximize shareholder value in a manner consistent with legal requirements. The Board has adopted corporate governance principles, which the Board and senior management believe promote this purpose. We periodically review these governance principles, the rules and listing standards of the National Association of Securities Dealers Automated Quotations (NASDAQ) and Securities and Exchange Commission (the “SEC”) regulations.

Board Leadership Structure and Role in Risk Oversight

Our company is led by Mr. Frank A. Kissel, who has served as Chairman of the Board of Directors and Chief Executive Officer of the Company and the Bank since 2001. Our board of directors is comprised of Mr. Kissel and 10 other directors, a majority of which are independent directors.  The board has three primary committees – Audit, Compensation, and Nominating. Each of the Audit, Compensation and Nominating committees is comprised solely of independent directors, with each of the three committees having a separate independent chair. Our full Board of Directors is responsible for overseeing risk management, and our full Board receives and reviews a company-wide risk assessment annually.  While the Board oversees the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is an appropriate approach for addressing the risks facing our Company at this time.  Our independent directors conduct separate executive sessions to discuss Company affairs on a semi-annual basis.  Our Board of Directors has chosen to rotate the presiding director for each of these independent director sessions among the independent directors serving as chairs of the Audit, Compensation and Nominating Committees.

We believe that having a combined chairman/CEO, independent chairs and membership for each of our Audit, Compensation and Nominating Committees and a rotating independent presiding director for each of the independent director sessions provides the right form of leadership for our Company. Having a combined chairman/CEO allows us to present a single, uniform voice to our customers, business partners and shareholders while our experienced independent director majority, which has appointed independent chairs of our Audit, Compensation and Nominating Committees, provides oversight of Company operations.

Director Independence

The Board has determined that a majority of the directors and all current members of the Nominating, Compensation, and Audit Committees are “independent” for purposes of the NASDAQ rules, and that the members of the Audit Committee are also “independent” for purposes of the NASDAQ rules and Section 10A-3 of the Securities Exchange Act of 1934.  The Board based these determinations on a review by the Nominating Committee and on a review by management of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships.  The independent directors are Anthony J. Consi, II, Pamela Hill, James R. Lamb, Edward A. Merton, F. Duffield Meyercord, John R. Mulcahy, and Philip W. Smith, III.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with Peapack-Gladstone fall within these categories is independent:

•
A loan made by the Bank to a director, his or her immediate family member or an entity affiliated with a director or his or her immediate family member, or a loan personally guaranteed by such persons if such loan (i) complies with state and federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit committee or by any bank regulatory agency which supervised the Bank as substandard, doubtful or loss.

•
A deposit, trust, insurance brokerage, securities brokerage or similar customer relationship between Peapack-Gladstone or its subsidiaries and a director, his or her immediate family member or an affiliate of his or her immediate family member if such relationship is on customary and usual market terms and conditions.

•	The employment by Peapack-Gladstone or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president.

•
Annual contributions by Peapack-Gladstone or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $20,000 in any calendar year and the contribution is made in the name of Peapack-Gladstone.

•
Purchases of goods or services by Peapack-Gladstone or any of its subsidiaries from a business in which a director or his or her immediate family member is a partner, shareholder or officer, if the director or his or her immediate family member owns five percent or less of the equity interests of that business and does not serve as an executive officer of the business.

•
Purchases of goods or services by Peapack-Gladstone, or any of its subsidiaries, from a director or a business in which the director or his or her immediate family member is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her immediate family member or such business in the last calendar year does not exceed the greater of $60,000 or two percent of the gross revenues of the business.

•	Fixed retirement benefits paid or payable to a director either currently or on retirement.

The following categories or types of transactions, relationships or arrangements were considered by the Board in determining that each listed director is independent in accordance with the NASDAQ listing standards and Peapack-Gladstone’s Corporate Governance Principles.

Independent Director	Category or Type
Mr. Consi	Deposits
Ms. Hill	Deposits, Trust
Mr. Lamb	Loans, Deposits, Trust
Mr. Merton	Loans, Deposits, Trust
Mr. Meyercord	Loans, Deposits, Trust
Mr. Mulcahy	Loans, Deposits, Trust
Mr. Smith	Loans, Deposits, Trust, Employment of Immediate Family Member below level of Senior Vice President

Executive Sessions of Non-Management Directors

Our Corporate Governance Principles require the Board to provide for at least semi-annual executive sessions to include non-management directors.  Twice a year the Board holds an executive session including only independent directors. Peapack-Gladstone’s Board has chosen to rotate the presiding director for each meeting among the Chairperson of the Audit, Compensation, and Nominating Committees.

Shareholder Communication with Directors

The Board of Directors has established the following procedures for shareholder communications with the Board of Directors:

•
Shareholders wishing to communicate with the Board of Directors should send any communication to the Board of Directors, Peapack-Gladstone Financial Corporation, c/o Corporate Secretary of Peapack-Gladstone, Antoinette Rosell, at 500 Hills Drive, Suite 300, PO Box 700, Bedminster, New Jersey, 07921.  Any such communication should state the number of shares owned by the shareholder.

•
The Corporate Secretary will forward such communication to the Board of Directors or as appropriate to the particular Committee Chairman, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, in which case the Corporate Secretary has the authority to disregard the communication.  All such communications will be kept confidential to the extent possible.

•
The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by any Board member, and shall regularly review all such communications with the Board or the appropriate Committee Chairman.

The Board of Directors has also established the following procedures for shareholder communications with the rotating chairman of the executive sessions of the non-management directors of the Board:

•
Shareholders wishing to communicate with the presiding director of executive sessions should send any communication to the Presiding Director of Executive Sessions, Peapack-Gladstone Financial Corporation, c/o Corporate Secretary of Peapack-Gladstone, Antoinette Rosell, at 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921.  Any such communication should state the number of shares owned by the shareholder.

•
The Corporate Secretary will forward such communication to the then presiding director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the non-management directors, in which case the Corporate Secretary has the authority to disregard the communication.  All such communications will be kept confidential to the extent possible.

•
The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by the presiding director of executive sessions, and shall regularly review all such communications with the presiding director at the next meeting.

Committees of the Board of Directors

In 2010, the Board of Directors maintained an Audit Committee, a Nominating Committee and a Compensation Committee.

Audit Committee

Mr. Consi serves as Chair of the Audit Committee.  Other members of the Audit Committee are Messrs. Mulcahy, Smith and Ms. Hill.  The Audit Committee met ten times during 2010.

The Board of Directors has determined that at least one member of the Audit Committee meets the NASDAQ standard of being financially sophisticated.  The Board of Directors has also determined that Mr. Consi meets the SEC criteria of an “audit committee financial expert.”

The Audit Committee operates pursuant to a charter.  The charter can be viewed at the Investor Relations link on our website www.pgbank.com. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors.  Other responsibilities of the Audit Committee pursuant to the charter include: reviewing the scope and results of the audit with our independent auditors; reviewing with management and our independent auditors Peapack-Gladstone’s interim and year-end operating results including press releases; considering the appropriateness of the internal accounting and auditing procedures of Peapack-Gladstone; considering our outside auditors’ independence; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by the Internal Audit Department of Peapack-Gladstone, reviewing audit reports prepared by any outside firm which may conduct some internal audit functions for Peapack-Gladstone; and reviewing the response of management to those reports.  The Audit Committee reports to the full Board concerning pertinent matters coming before it.

Compensation Committee

Peapack-Gladstone’s Compensation Committee consists of Messrs. Meyercord (Chair), Merton and Consi.  During 2010 the Compensation Committee met two times.

The Compensation Committee operates under a written charter setting out the functions and responsibilities of this committee. The charter can be viewed at the Investor Relations link on our website www.pgbank.com.  The Compensation Committee determines CEO compensation, sets general compensation levels for all officers and employees and sets specific compensation for executive officers. It also administers our stock option plans and makes awards under those plans.  The Board has approved its charter, which delegates to the Compensation Committee the responsibility to recommend Board compensation.

The Compensation Committee annually reviews, considers, and approves all compensation and awards to executive officers, including the CEO, the President, Executive Vice Presidents, Senior Vice Presidents and First Vice Presidents.  Included in this process is a thorough analysis and consideration of overall Bank performance, individual job performance, the overall need of the Bank to attract, retain and incent executive talent, and the total cost of the compensation programs.

The Compensation Committee has the authority to hire, fire, and seek the services of compensation consulting and advisory firms as it deems appropriate to its role. In 2010, the Committee engaged the services of Pearl Meyer & Partners (PM&P), an independent compensation consulting firm specializing in executive compensation.  Services were related to providing an updated competitive market analysis.  PM&P reports directly to the Committee and carries out its responsibilities to the Committee in coordination with the Human Resources department as requested by the Committee.  As a matter of policy the Committee does not prohibit its advisors from providing services to Management, but any such engagement must be requested or approved by the Committee.  PM&P is independent with respect to SEC standards.

Nominating Committee

Peapack-Gladstone’s Nominating Committee consists of Messrs. Smith (Chair), Consi, Lamb, Merton, Meyercord, Mulcahy and Ms. Hill.  The Nominating Committee met two times during 2010.

The Nominating Committee operates under a written charter setting out the functions and responsibilities of this committee. The charter can be viewed at the Investor Relations link on our website www.pgbank.com. The Nominating Committee reviews qualifications of and recommends to the Board candidates for election as director of Peapack-Gladstone and the Bank, considers the composition of the Board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions.  The Nominating Committee develops corporate governance principles which include director qualifications and standards; director responsibilities; director orientation and continuing education; limitations concerning service on other boards and director access to management and records.  The committee is also charged with reviewing the Board’s adherence to the Corporate Governance Principles and the Code of Business Conduct and Ethics.  The Nominating Committee reviews recommendations from shareholders regarding corporate governance and director candidates.  The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.”

Nomination of Directors

Nominations for director may be made only by the Board of Directors or a committee of the Board or by a shareholder of record entitled to vote.  The Board of Directors has established minimum criteria for members of the Board.

These include:

•	Directors are encouraged to live and/or work in the communities served by Peapack-Gladstone’s subsidiary bank.

•	Directors shall beneficially own or agree to acquire at least $25,000 (market value) of Peapack-Gladstone stock.

•	Directors shall be experienced in business, shall be financially literate and shall be respected members of their communities.

•	Directors shall be of high ethical and moral standards and have sound personal finances.

•	A Director may not serve on the board of directors of any other bank that serves the same market area as Peapack-Gladstone.

•	If there is a vacancy, the Nominating Committee shall evaluate the qualifications of persons who may be recommended to it as potential candidates based on information the Committee may deem relevant.

The Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees.  The Nominating Committee considers diversity of experience, both of the individual under consideration and of the Board as a whole, as a factor in identifying nominees for director.  In accordance with the Company’s Corporate Governance Principles, in assessing candidates for nomination, the Nominating Committee considers, among other factors, the candidate’s independence, diversity, skills and experience in the context of the needs of the Board.

The Nominating Committee has adopted a policy regarding consideration of director candidates recommended by shareholders.  The Nominating Committee will consider nominations made by shareholders.  In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and supporting materials to our Corporate Secretary not less than 120 days or more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  The shareholder wishing to propose a candidate for consideration by the Nominating Committee must have a significant stake in

Peapack-Gladstone.  To qualify for consideration by the Nominating Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least one percent of Peapack-Gladstone’s outstanding shares for a minimum of one year prior to the submission of the request.  In addition, the Nominating Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder, as it may deem appropriate.  For our annual meeting in the year 2012, we must receive this notice on or after November 28, 2011, and on or before December 28, 2011. The following factors, at a minimum, are considered by the Nominating Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•
if the Committee deems it applicable, whether the candidate would be able to read and understand fundamental financial statements and considered to be financially sophisticated as described in the NASDAQ rules, or considered to be an audit committee financial expert as defined pursuant to the Sarbanes-Oxley Act of 2002;

•
if the Committee deems it applicable, whether the candidate would be considered independent under the NASDAQ rules and the Board’s additional independence guidelines set forth in Peapack-Gladstone’s Corporate Governance Principles;

•	demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board;

•	availability for the substantial duties and responsibilities of a Peapack-Gladstone director; and

•	meets the additional criteria set forth in the Peapack-Gladstone’s Corporate Governance Principles.

You can obtain a copy of the full text of our policy regarding shareholder nominations by writing to Antoinette Rosell, Corporate Secretary, Peapack-Gladstone Financial Corporation, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921.

Code of Business Conduct and Conflict of Interest Policy and Corporate Governance Principles

Peapack-Gladstone has adopted a Code of Business Conduct and Conflict of Interest Policy, which applies to Peapack-Gladstone’s chief executive officer, principal financial officer, principal accounting officer and to all other Peapack-Gladstone directors, officers and employees.  The Code of Business Conduct and Conflict of Interest Policy is available in the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com.  The Code of Business Conduct and Conflict of Interest Policy is also available in print to any shareholder who requests it from Antoinette Rosell, Corporate Secretary, Peapack-Gladstone Financial Corporation, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921.  Peapack-Gladstone will disclose any substantive amendments to or waiver from provisions of the Code of Business Conduct and Conflict of Interest Policy made with respect to a director or executive officer on our website and to the extent required by NASDAQ and SEC rules, in a Current Report on Form 8-K.

We have also adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of Peapack-Gladstone by the Board and its committees. The Corporate Governance Principles are available at the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com.

DIRECTOR COMPENSATION

The following table summarizes the compensation of the non-employee directors of Peapack-Gladstone in 2010.

Name (4)	Fees Earned or Paid in Cash (1)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) (5)	Total
Anthony J. Consi, II	$40,600	$19,661	$7,978	$68,239
Pamela Hill	28,400	19,661	4,500	52,561
John D. Kissel	27,600	19,661	4,400	51,661
James R. Lamb, Esq.	24,800	19,661	1,800	46,261
Edward A. Merton	19,400	19,661	-	39,061
F. Duffield Meyercord	26,700	19,661	4,111	50,472
John R. Mulcahy	63,200	19,661	11,775	94,636
Philip W. Smith, III	37,400	19,661	4,667	61,728

(1)
Peapack-Gladstone pays its directors an $8,000 annual retainer for service on the Board, $500 for each regular Bank Board meeting they attend and $400 for each committee meeting they attend.  Committee Chairs and Audit Committee members receive an additional $2,000 annual retainer.  The Audit Committee Chair receives an additional $16,000 annual retainer. The Compensation Committee Chair receives an additional $10,000 annual retainer and the Compensation Committee members receive an additional $1,000 annual retainer.  Frank A. Kissel, Robert M. Rogers and Craig C. Spengeman, as full-time employees, were not compensated for services rendered as directors.

(2)
Includes amortization of stock option grants in accordance with SFAS No. 123R, see Note 12 – Stock Option Plans of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2010 for additional information on SFAS No. 123R valuation methodology.  The 1998 and 2002 Stock Option Plans for Outside Directors provide for the award of non-qualified stock options to each non-employee director. The 2006 Long-Term Stock Incentive Plan provides for the award of non-qualified stock options, stock appreciation rights or restricted stock to each non-employee director.  The plans provide that grants are made based upon recommendations from the Compensation Committee to the Board and a vote from the full Board.

Under each of the plans, the exercise price for the option shares may not be less than the fair market value of the common stock on the date of grant of the option. The options granted under these plans are, in general, exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.

The following table represents the shares awarded during 2010, the grant date fair market value of the underlying stock completed in accordance with ASC 718 and the aggregate number of options outstanding at December 31, 2010, for each of the following participants:

Name	Number of Shares Awarded 2010	Grant Date Fair Market Value of Options Awarded (a)	Aggregate Number of Stock Awards Outstanding at 12/31/2010
Anthony J. Consi, II	5,000	$67,150	25,244
Pamela Hill	5,000	67,150	26,943
John D. Kissel	5,000	67,150	25,244
James R. Lamb, Esq.	5,000	67,150	25,242
Edward A. Merton	5,000	67,150	25,244
F. Duffield Meyercord	5,000	67,150	25,244
John R. Mulcahy	5,000	67,150	21,170
Philip W. Smith, III	5,000	67,150	22,506

(a)
Represents the aggregate grant date fair value of stock option grants in accordance with ASC 718, see Note 12 – Stock Option Plans of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2010 for additional information on the valuation methodology.  The 1998 and 2002 Stock Option Plans provide for the award of incentive stock options to each named executive officer. The 2006 Long-Term Stock Incentive Plan provides for the award of non-qualified stock options, stock appreciation rights or restricted stock to each named executive officer.  The plans provide that grants are made based upon recommendations from the Compensation Committee to the Board and a vote from the full Board.

Under each of the plans, the exercise price for the option shares may not be less than the fair market value of the common stock on the date of grant of the option. The options granted under these plans are, in general, exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.

(3)
Peapack-Gladstone has a retirement plan for eligible non-employee directors of Peapack-Gladstone and/or its Subsidiaries. The plan provides 5 years of annual benefits to directors with 10 or more years of service, which commence after a director has retired from the Board. The annual benefit is equal to 25 percent of the director's final compensation and increases by 5 percent for each year of service in excess of 10.  The maximum benefit is limited to 50 percent of final compensation. No director was credited with more than 10 years of service when the plan became effective, regardless of how long the person had served as director as of the effective date. If a director with 10 years of service ceases to be a director as a result of death or disability, or a director with 5 years of service ceases to be a director following a change in control, the director will be credited with a total of 15 years of service for plan purposes. In the event that the director dies prior to receipt of all benefits, the payments continue to the director's beneficiary or estate.

(4)
Peapack-Gladstone has a nonqualified deferred compensation plan for non-employee directors covering retainer fees and the aggregate of all fees for service and attendance at Board and committee meetings. Participation is optional. As of January 1, 2005, the plan is frozen and no further contributions may be made.  Interest is paid on the deferred fees equal to that which would have been credited if such deferred fees were invested in the Peapack-Gladstone Money Market Account, which yields 0.40 percent as of February 28, 2011. The provisions of the deferred compensation plan are designed to comply with certain rulings of the Internal Revenue Service under which the deferred amounts are not taxed until received. Under the deferred compensation plan, the directors who elect to defer their fees receive the fees either (i) in a lump sum on the first day of the calendar quarter following termination of service as director, or on the first day of a calendar quarter that is at least 5 years following the date of the original deferral election, or (ii) in substantially equal annual installments over a period of between 2 to 10 years, commencing in January of the calendar year following the calendar year during which the director ceases serving as director. In the event the director dies, within a reasonable period of time following his or her death, the amount credited to the director's deferred compensation account shall be paid in a lump sum to the director's beneficiary or estate.

(5)	The amount in this column represents the change in pension value. There were no above-market, nonqualified deferred compensation earnings.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

The following table sets forth as of February 28, 2011 certain information as to beneficial ownership of each person known to Peapack-Gladstone to own beneficially more than 5 percent of the outstanding common stock of Peapack-Gladstone.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
James M. Weichert (1) 1625 State Highway 10 Morris Plains, NJ 07950	841,507	9.54%
Royce & Associates, LLC (2) 1414 Avenue of the Americas New York, NY 10019	595,740	6.75%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	466,318	5.29%

(1)
Based on a Schedule 13-D filed with the SEC on March 9, 2007 by James M. Weichert.  The filing discloses that as of March 9, 2007, James M. Weichert has sole voting and dispositive power with respect to 801,435 shares of our common stock.  This amount has been adjusted for subsequent stock dividends.

(2)
Based on a Schedule 13-G/A filed with the SEC on January 19, 2011 by Royce & Associates, LLC.  The filing discloses that as of January 19, 2011, Royce & Associates, LLC has sole voting and dispositive power with respect to 595,740 shares of our common stock.

(3)
Based on a Schedule 13-G/A filed with the SEC on February 8, 2011 by BlackRock, Inc.  The filing discloses that as of February 8, 2011, BlackRock, Inc. has sole voting and dispositive power with respect to 466,318 shares of our common stock.

Stock Ownership of Directors and Executive Officers

The following table sets forth as of February 28, 2011 the number of shares of Peapack-Gladstone's common stock, beneficially owned by each of the directors/nominees, the executive officers of Peapack-Gladstone for whom individual information is required to be set forth in this proxy statement (the “named executive officers”) pursuant to the regulations of the SEC, and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Jeffrey J. Carfora	18,666	(3)	*
Anthony J. Consi, II	86,912	(4)	*
Pamela Hill	121,873	(5)	1.34%
Frank A. Kissel	156,119	(6)	1.71%
John D. Kissel	65,198	(7)	*
James R. Lamb	41,946	(8)	*
Edward A. Merton	48,998	(9)	*
F. Duffield Meyercord	50,340	(10)	*
John R. Mulcahy	36,058	(11)	*
Robert M. Rogers	68,612	(12)	*
Philip W. Smith, III	57,006	(13)	*
Craig C. Spengeman	66,263	(14)	*
Vincent A. Spero	20,668	(15)	*
All directors and executive officers as a group (14 persons)	982,277		10.78%
NOTES:

*	Less than one percent

(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power.  It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option.  Unless otherwise noted, all shares are owned of record or beneficially by the named person.

(2)
The number of shares of common stock used in calculating the percentage of the class owned includes shares of common stock outstanding as of February 28, 2011, and 276,828 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

(3)	This total includes 117 shares allocated to Mr. Carfora under Peapack-Gladstone's Profit Sharing Plan and 11,549 shares of restricted stock.

(4)	This total includes 24,961 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

(5)	This total includes 21,807 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011 and 26,192 shares held in a partnership for which Ms. Hill is an owner.

(6)
This total includes 3,515 shares owned by Mr. Frank A. Kissel's wife, 10,385 shares allocated to Mr. Kissel under Peapack-Gladstone's Profit Sharing Plan, 21,353 shares of restricted stock and 41,813 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

(7)
This total includes 1,689 shares owned by Mr. John D. Kissel's wife, 5,823 shares owned by Mr. Kissel's children and 20,108 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

(8)	This total includes 2,684 shares owned by Mr. Lamb's wife and 20,106 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

(9)	This total includes 20,108 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

(10)	This total includes 20,108 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

(11)	This total includes 3,169 shares owned by Mr. Mulcahy's wife and 16,034 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

(12)
This total includes 6,229 shares allocated to Mr. Rogers under Peapack-Gladstone's Profit Sharing Plan, 13,666 shares of restricted stock and 35,964 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

(13)
This total includes 7,436 shares owned by Mr. Smith's wife, 1,503 shares owned by Mr. Smith's children, 1,050 shares owned by Mr. Smith’s Management Company and 17,370 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011 and of this total, 15,052 shares were pledged as security to a loan with Peapack-Gladstone Bank.

(14)
This total includes 7,220 shares allocated to Mr. Spengeman under Peapack-Gladstone's Profit Sharing Plan, 15,226 shares of restricted stock and 37,429 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

(15)
This total includes 1,969 shares allocated to Mr. Spero under Peapack-Gladstone's Profit Sharing Plan, 2,589 shares allocated through 401(K) payroll contribution, 11,512 shares of restricted stock and 1,020 shares purchasable pursuant to options exercisable within 60 days of February 28, 2011.

PROPOSAL 2 - ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.  We also believe that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”) into law.  The Stimulus Act requires, among other things, every participant in the Troubled Asset Relief Program to permit a non-binding shareholder vote to approve the compensation of the participant’s executives. Accordingly, we are asking you to approve the compensation of Peapack-Gladstone’s named executive officers as described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.  Under the Stimulus Act, your vote is advisory and will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION AND VOTE REQUIRED ON PROPOSAL 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION COMMITTEE.  Approval of this advisory proposal requires the favorable vote of a majority of the votes cast.  Abstentions and broker non-votes will have no impact on the approval of this advisory proposal.

COMPENSATION DISCUSSION AND ANALYSIS

The fundamental objective of Peapack-Gladstone’s named executive officer compensation program is to fairly compensate our named executive officers in a way that best advances the interests of the shareholders.  Peapack-Gladstone feels that shareholder interests are best advanced through the retention of superior executive talent and the alignment of shareholder and executive interests.

Peapack-Gladstone compensates our named executive officers with a mix of base salary, bonus and equity compensation designed to: (1) align compensation with performance, (2) align management and shareholder interests and (3) be competitive, within the context of our conservative compensation culture, with the compensation of comparable employers.

The base salary we pay our named executives is determined by a combination of factors, including but not limited to an analysis of market comparables, skill set, level of responsibility, individual performance and Peapack-Gladstone’s overall performance.

We design the incentive compensation (bonus and equity compensation) to align the interests of our named executive officers with the short and long-term interests of shareholders.  We align named executive officer and shareholder short-term interests by linking bonus awards to individual performance and Peapack-Gladstone’s overall performance over the prior year.  We align named executive officer and shareholder long-term interests by awarding equity compensation to our named executive officers.  Both bonus and equity compensation are awarded on a discretionary basis.

We believe that our salary, bonus and equity compensation is both fair and reflective of market conditions in our business and geography, within the context of our conservative compensation culture.  We believe that we have no compensation policies or practices with respect to our employees that are likely to have a material adverse effect on our Company.

The Decision Process

The Compensation Committee of the Board of Directors is responsible for establishing and overseeing policies governing annual and long-term compensation programs for the named executive officers, and for making recommendations to the Board of Directors on actual named executive officer compensation levels.  The Chief Executive Officer provides advice to the Compensation Committee relative to the compensation of the four other named executive officers.  The Compensation Committee makes all of its determinations based on discretion.

After the Compensation Committee makes its recommendations to the Board of Directors, the Board of Directors (without the presence of the named executive officers) makes the final determination of compensation paid to Peapack-Gladstone’s named executive officers.

Elements of Compensation

Peapack-Gladstone’s direct compensation consists of base salary, an annual cash award (our bonus), and equity compensation.  Our base salaries are linked to individual performance, level of responsibility, the competitive market and Peapack-Gladstone’s overall performance.

We design our base salaries in significant part to attract and retain talented executives who can help drive long-term shareholder value.  Because the markets in which we operate present current and potential executives with many high-paying alternatives, we believe we must keep our base salaries competitive, within the context of our conservative compensation culture, or risk losing executive talent.

Our cash bonuses are based on individual performance, level of responsibility, and Peapack-Gladstone’s overall performance.  “Individual performance” is the performance by an individual of his/her duties within Peapack-Gladstone.  “Level of responsibility” is the level of responsibility an individual has within Peapack-Gladstone.  “Peapack-Gladstone’s overall performance” is the performance of the Corporation, both absolute and relative to the business environment.  The assessment of these factors is subjective and is made by the Compensation Committee.  On the basis of this assessment, the Compensation Committee uses its discretion to determine the amount of the cash bonus.  We feel that linking cash bonuses to individual performance and Peapack-Gladstone’s overall performance places a portion of individual compensation at risk—thereby motivating individual performance while at the same time correlating Peapack-Gladstone’s overall compensation to Peapack-Gladstone’s overall performance.

Our equity compensation is based on the degree to which the executive is in a position to influence Peapack-Gladstone’s long-term performance.  We feel the rationale behind equity compensation is straightforward: by allowing our executives to participate in the long-term appreciation of our shares, these executives will work and make decisions to maximize Peapack-Gladstone’s long-term performance.  The Compensation Committee in its discretion determines the amount, type and timing of our equity compensation.  In the past our equity compensation has consisted of stock options.  In 2006, the Committee decided to make smaller stock option grants every year, as opposed to the prior practice of making larger stock option grants once every two or three years.  In 2009 and 2010, due to the constraints of the TARP restrictions the Compensation Committee issued restricted stock, in place of stock options, to the six most senior executive officers.

The Committee determined the size of the awards, in its discretion, within the constraints of the TARP restrictions and through consideration of the ability of the executives to positively influence the long-term performance of Peapack-Gladstone and Peapack-Gladstone’s actual performance in the difficult economic environment.

Compensation Review

In the fall of 2010, the Compensation Committee commissioned a compensation review by its independent compensation consultant, Pearl Meyer & Partners (the PM&P review).  The purpose of this review was to provide an independent and objective analysis of elements of compensation (individually and in aggregate) relative to the market and peer group practices.

The PM&P review established a market composite based upon the average of the proxy peer group and three banking compensation surveys: the Towers Watson Financial Institutions Benchmark Survey, the Mercer Financial Services Suite and the PM&P Northeast Banking Survey.  The proxy peer group consisted of commercial banks with assets of $1.0 to $3.0 billion, and specifically included the following 18 publicly traded institutions: Washington Trust Bancorp, Inc., Hudson Valley Holding Corp., Smithtown Bancorp, Inc., Sterling Bancorp, Univest Corporation of Pennsylvania, Arrow Financial Corporation, First United Corporation, Suffolk Bancorp, First of Long Island Corporation, Canandaigua National Corporation, Tower Bancorp, Enterprise Bancorp, Alliance Financial Corporation, Citizens & Northern Corporation,  Bryn Mawr Bank Corporation, Orrstown Financial Services, Inc., Shore Bancshares, Inc., CNB Financial Corporation and, Chemung Financial Corporation.

For 2010 base salaries, the PM&P review found that the 50th percentile of the competitive composite was $417,000 for Mr. Frank A. Kissel, $271,000 for Mr. Robert M. Rogers, $251,000 for Mr. Craig C. Spengeman, $207,000 for Mr. Jeffrey J. Carfora, and $208,000 for Mr. Vincent A. Spero.  Market competitive data provided by PM&P indicated the following bonus targets for our executives: 40% of Mr. Kissel’s base salary 35% of Mr. Roger’s base salary, 35% of Mr. Spengeman’s base salary, 30% of Mr. Carfora’s base salary and 30% of Mr. Spero’s base salary.  However, there were no bonuses paid to the named executive officers in 2010 in light of the difficult economic environment and as prohibited by the TARP restrictions.

2010 Compensation—Facts and Analysis

In establishing compensation for named executive officers, the Compensation Committee considers many factors including but not limited to Peapack-Gladstone’s overall performance, the individual’s performance, the PM&P review and annual pay raise survey data.

Mr. Kissel's base salary for 2010 of $380,000 was $37,000 below the 50th percentile of the competitive composite and was set by the Compensation Committee, in its discretion, based on Peapack-Gladstone’s conservative compensation culture, the prior Pearl Meyer & Partners review, Mr. Kissel’s performance in executing his responsibilities in 2009 and his anticipated performance in 2010 and future years.  The Committee also considered Mr. Kissel's ability to develop and motivate employees to meet Peapack-Gladstone’s short and long-term objectives, as well as Peapack-Gladstone’s overall performance.  Finally, the Committee considered annual pay raise survey data from America’s Community Bankers and the NJ Bankers (hereinafter referred to as the annual pay raise survey), which found an average planned increase in executive salaries, from 2009-2010, of 2.8%.  Mr. Kissel’s 2010 salary of $380,000 represented a 3.4% increase over his 2009 salary of $367,500.

Mr. Kissel was paid no bonus in 2010 in reflection of the difficult economic environment and the TARP restrictions.

In 2010, to further align Mr. Kissel’s and the shareholders’ long-term interests, the Committee awarded Mr. Kissel 14,147 shares of restricted stock on January 4, 2010. The award was valued at approximately $190,000 based upon the closing price of PGC stock on January 4, 2010 and the cash value of such award represented 50% of Mr. Kissel’s 2010 base salary.  The Committee determined the size of the award, in its discretion, against the background of its conservative compensation culture, the constraints of the TARP restrictions and through consideration of the ability of Mr. Kissel to positively influence the long-term performance of Peapack-Gladstone and Peapack-Gladstone’s actual performance in the difficult economic environment.

In 2011, to further align Mr. Kissel’s and the shareholders’ long-term interests, the Committee awarded Mr. Kissel 7,206 shares of restricted stock on January 3, 2011.  This award was valued at approximately $97,500 based upon the closing price of PGC stock on January 3, 2011.  The cash value of such award represented 25% of Mr. Kissel’s 2011 base salary.  At 25% of base salary, the award was half of the amount permitted by the TARP restrictions.  The Committee determined the size of the award, in its discretion, against the background of its conservative compensation culture, the constraints of the TARP restrictions and through consideration of the ability of Mr. Kissel to positively influence the long-term performance of Peapack-Gladstone and Peapack-Gladstone’s actual performance in the difficult economic environment.

Mr. Rogers’ 2010 base salary of $243,000 was $28,000 below the 50th percentile of the competitive composite.  Mr. Rogers’ 2010 salary represented a 2.86% increase over his 2009 salary of $236,250.  Mr. Spengeman’s 2010 base salary of $270,000 was $19,000 above the 50th percentile of the competitive composite.  Mr. Spengeman’s 2010 salary represented a 2.86% increase over his 2009 salary of $262,500.  Mr. Carfora’s 2010 base salary of $206,000 was $1,000 below the 50th percentile of the competitive composite.  Mr. Carfora’s 2010 salary represented a 3.00% increase over his 2009 salary of $200,000.  Mr. Spero’s 2010 base salary of $205,000 was $3,000 below the 50th percentile of the competitive composite.  Mr. Spero’s 2010 salary represented no increase over his 2009 salary of 205,000.

None of Messrs. Rogers, Spengeman, Carfora, and Spero was paid a bonus in 2010 in light of the difficult economic environment and as prohibited by the TARP restrictions.

In 2010, to further align their and the shareholders’ long-term interests, the Committee awarded 10,052 shares of restricted stock to Mr. Spengeman, 9,047 shares of restricted stock to Mr. Rogers, 7,669 shares of restricted stock to Mr. Carfora and 7,632 shares of restricted stock to Mr. Spero, valued at approximately $135,000, $121,500, $103,000 and $102,500, respectively, based upon the closing price of PGC stock on January 4, 2010 and representing 50% of the 2010 base salary of each executive.  These awards were with respect to 2010.  The Committee determined the size of the awards, in its discretion, within the constraints of the TARP restrictions and through consideration of the ability of the executives to positively influence the long-term performance of Peapack-Gladstone and Peapack-Gladstone’s actual performance in the difficult economic environment.

In 2011, to further align their and the shareholders’ long-term interests, the Committee awarded 5,174 shares of restricted stock to Mr. Spengeman, 4,619 shares of restricted stock to Mr. Rogers, 3,880 shares of restricted stock to Mr. Carfora and 3,880 shares of restricted stock to Mr. Spero.  These awards were valued at approximately $70,000, $62,500, $52,500 and $52,500, respectively, based upon the closing price of PGC stock on January 3, 2011.  The cash value of such awards represented 25% of the 2011 base salary of each executive.  At 25% of base salaries, the awards were half of the amount permitted by the TARP restrictions.  The Committee determined the size of the awards, in its discretion, against the background of its conservative compensation culture, the constraints of the TARP restrictions and through consideration of the ability of the executives to positively influence the long-term performance of Peapack-Gladstone and Peapack-Gladstone’s actual performance in the difficult economic environment.

Peapack-Gladstone Benefit Plans—Facts and Analysis

Peapack-Gladstone provides bank-sponsored insurance and retirement benefit plans to our named executive officers.  The benefit packages are designed to assist named executive officers in providing for their own financial security in a way that recognizes individual needs and preferences.

The basic insurance package includes health, dental, vision, disability and basic group life insurance.  The Committee believes that these basic benefits are currently sought after by able employees, and that to attract and retain able employees Peapack-Gladstone must offer these benefits to its employees, including its named executive officers.

In addition to providing a term life insurance benefit to each of the named executive officers, Peapack-Gladstone has also purchased bank owned life insurance and entered into a split-dollar plan with the named executive officers and certain other employees to provide current and post-employment life insurance in an amount which ranges from a minimum benefit of $25,000 to 2.5 times the executive’s annual base salary.  A life insurance benefit of 2.5 times a participant’s annual base salary vests if prior to the termination of employment there is a change in control or the participant becomes disabled.  A benefit of 2.5 times the participant’s salary is paid if the participant dies while employed by Peapack-Gladstone.   The participant also is entitled to a vested post-employment life insurance benefit based on years of service and the participant’s age as of the date of termination of employment.  This vested benefit ranges from a minimum of 1.0 times base annual salary at age 50 to a maximum of 2.5 times annual base salary at age 60, in each case after completion of 15 years of service.  There is a minimum benefit of $25,000 if the participant does not reach the vesting levels.  Bank owned life insurance assists Peapack-Gladstone in offsetting the rising costs of employee benefits by providing Peapack-Gladstone with current income prior to the death of an insured, and a lump-sum payment upon the death of an insured.  Peapack-Gladstone owns the cash surrender value of the policies and records the increases in the cash surrender value as income.  Further, and more importantly, upon the death of an insured Peapack-Gladstone will receive cash equal to the cash surrender value of the policy and excess life insurance over the amount paid to the insured’s beneficiary.  The Committee feels that bank owned life insurance is primarily a good investment for Peapack-Gladstone, and secondarily a supplementary life insurance benefit for many of our officers, including our named executive officers.

Peapack-Gladstone provides retirement benefits to named executive officers through a combination of plans that qualify under the Internal Revenue Code.  Peapack-Gladstone has established a qualified defined contribution plan under Section 401(K) of the Internal Revenue Code of 1986, as amended, covering substantially all salaried employees over the age of twenty-one with at least twelve months of service and whose participation is not prohibited by the 401(K) plan.  Under the savings portion of the 401(K) plan, employees may contribute up to 15 percent of their pay (up to a maximum of $16,500 in 2010) to their elective account via payroll withholding. Annually, Peapack-Gladstone makes a matching contribution equal to 50% of the first 6% of an employee’s salary, an additional 3% employer contribution for eligible employees and an additional Age and Service contribution for eligible employees.   In addition, the Committee may recommend a discretionary contribution to the profit sharing portion of the 401(K) plan.  The profit sharing portion is based on base salary with a cap ($245,000 in 2010) and is non-contributory.  Contributions to the profit sharing portion are invested in Peapack-Gladstone's common stock.  The Committee believes that able employees demand 401(K) plans, and that to attract and retain able employees Peapack-Gladstone must offer these benefits to its employees, including its named executive officers.

Change in Control Agreements—Facts and Analysis

We have entered into change in control agreements that give the named executive officers certain benefits in the event of a change in control.  Each of these agreements require Peapack-Gladstone or its successor to pay certain termination benefits if (a) there is a change in control and (b) a named executive officer either resigns for good reason or is terminated without cause.  Under these circumstances Peapack-Gladstone or its successor would be required to pay aggregate amounts equal to three times the highest annual salary and bonuses paid during any calendar year during the three years prior to the change in control plus continue certain health and other benefits.  In the event that the severance payments and benefits under the agreements, together with any other parachute payments, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the payments would be increased in an amount sufficient to pay the excise taxes and other income and payroll taxes necessary to allow the named executive officers to retain the same net amount, after such taxes, as each was otherwise entitled to receive. The Committee feels these agreements are necessary to encourage our named executive officers to approach an advantageous merger or acquisition transaction without regard to immediate loss of salary and benefits.  The Committee also feels that, given the high degree of consolidation within the banking business, these agreements are necessary to attract and retain talented named executive officers.

Employment Contracts—Facts and Analysis

We are a party to employment agreements that give the named executive officers certain benefits.  These agreements, each with a term of two years, provide among other things for (i) participation during the employment term in all compensation and employee benefits plans for which any salaried employees of Peapack-Gladstone are eligible, (ii) an annual base salary and (iii) discretionary bonus payments with respect to each calendar year.  Under these agreements, if a named executive officer’s employment is terminated without cause, Peapack-Gladstone shall pay the executive’s base salary for a period equal to two years from the effective date of such termination.  In the event that Peapack-Gladstone terminates a named executive officer’s employment for cause or pursuant to retirement, permanent disability or death, Peapack-Gladstone shall pay the named executive officer any earned but unpaid base salary as of the date of termination of employment.  The employment agreements also include certain non-compete and non-solicitation provisions.  The Committee believes Peapack-Gladstone would be unable to attract and retain talented senior executives without employment agreements, which are customary in the competitive market.

Restrictions under the Capital Purchase Program

In January 2009 we entered into a Securities Purchase Agreement with the United States Treasury that provides for our participation in the Capital Purchase Program (“CPP”) under the Treasury’s Troubled Assets Relief Program (“TARP”).  CPP participants are subject to several compensation-related limitations associated with the Program.  Each of our named executive officers agreed in writing to be subject to the compensation-related limitations in existence at that time which served to cap or eliminate some of their contractual or legal rights.  The provisions agreed to were as follows:

•
No golden parachute payments. Our named executive officers have agreed to forego all golden parachute payments for as long as both (i) they remain “senior executive officers” (defined as our CEO, Chief Financial Officer and our next three highest-paid executive officers), and (ii) the Treasury continues to hold our equity or debt securities we issued to it under the CPP (we refer to the period during which the Treasury holds those securities as the “CPP Covered Period”).  “Golden parachute payment” under the CPP is defined as any severance payment resulting from involuntary termination of employment, or from bankruptcy of the employer, that exceeds three times the terminated employee’s average annual base salary over the five years prior to termination.

•
No Compensation Arrangements That Encourage Excessive Risks.  During the CPP Covered Period, we are not allowed to enter into compensation arrangements that encourage named executive officers to take “unnecessary and excessive risks that threaten the value” of our company.  The Committee is required to meet at least twice a year with our senior risk officer to review our executive compensation arrangements in the light of our risk management policies and practices to ensure this does not occur.  Our named executive officers have agreed to execute whatever documents may be required in order to adjust compensation arrangements resulting from the Committee’s required review.

•
Recovery of Bonus, Retention Awards and Incentive Compensation if Based on Certain Material Inaccuracies.  Under the provisions of the CPP and as agreed to by our named executive officers, we can recover any bonus, retention award or incentive compensation paid during the CPP Covered Period that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

•
Limit on Federal Income Tax Deductions. During the CPP Covered Period, we are not allowed to take federal income tax deductions for compensation paid to senior executive officers in excess of $500,000 per year, with certain exceptions that do not apply to our named executive officers.  This represents a 50% reduction in the income tax deductibility limit and the elimination of the exemption for performance-based compensation.

Additional Restrictions under the American Recovery and Reinvestment Act of 2009

The American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”) was signed into law on February 17, 2009.  The Stimulus Act (i) modified the compensation-related limitations contained in the CPP, (ii) created additional compensation-related limitations and (iii) directed the Secretary of the Treasury to establish standards for executive compensation applicable to participants in the TARP, regardless of when participation commenced.  The newly enacted compensation-related limitations apply to us and the provisions may be retroactive.  In their January 2009 agreements our named executive officers did not waive their contractual or legal rights with respect to these new and retroactive provisions; and additional officers now covered for the first time by the Stimulus Act provisions were not asked and did not agree to waive their contractual or legal rights.  The compensation-related limitations applicable to us added or modified by the Stimulus Act, and which are subject to standards to be established by the Secretary of the Treasury, are as follows:

•
No severance payments.  Under the Stimulus Act, “golden parachute” was redefined as any severance payment resulting from involuntary termination of employment, or from bankruptcy of the employer, except for payments for services performed or benefits accrued.  Consequently, under the Stimulus Act, we are prohibited from making any severance payment during the CPP Covered Period to our “senior executive officers” (defined in the Stimulus Act as the five highest paid named executive officers) and our next five most highly compensated employees.

•
No Compensation Arrangements That Encourage Earnings Manipulation.  Under the Stimulus Act, during the CPP Covered Period, we are not allowed to enter into compensation arrangements that encourage manipulation of our reported earnings to enhance the compensation of any of our employees.

•
Recovery of Bonus, Retention Awards and Incentive Compensation if Based on Certain Material Inaccuracies. The Stimulus Act also contains the “clawback provision” discussed above but extends its application to any bonus, retention award or awards and incentive compensation paid to any of our senior executive officers or our next 20 most highly compensated employees during the CPP Covered Period that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

•
Limit on Incentive Compensation.  The Stimulus Act contains a provision that prohibits the payment or accrual during the CPP Covered Period of any bonus, retention award or incentive compensation to any of our senior executive officers or our next 5 most highly compensated employees other than awards of long-term restricted stock that (i) do not fully vest during the CPP Covered Period, (ii) have a value not greater than one-third of the total annual compensation of the award recipient and (iii) are subject to such other restrictions as may be determined by the Secretary of the Treasury.  The prohibition on bonus, incentive compensation and retention awards does not preclude bonus payments required under written employment contracts entered into on or prior to February 11, 2009.

•
Compensation Committee Functions.  The Stimulus Act requires that our Compensation Committee be comprised solely of independent directors and that it meet at least semiannually to discuss and evaluate our employee compensation plans in light of an assessment of any risk posed to us from such compensation plans.  See “Corporate Governance – Director Independence” above for a discussion of the independence of our Compensation Committee.

•
Compliance Certifications.  The Stimulus Act also requires a written certification by our Chief Executive Officer and Chief Financial Officer of our compliance with the provisions of the Stimulus Act.  These certifications must be contained in the Company’s Annual Report on Form 10-K beginning next year.

•
Treasury Review of Bonuses Previously Paid. The Stimulus Act directs the Secretary of the Treasury to review all compensation paid to our senior executive officers and our next 20 most highly compensated employees to determine whether any such payments were inconsistent with the purposes of the Stimulus Act or were otherwise contrary to the public interest.  If the Secretary of the Treasury makes such a finding, the Secretary of the Treasury is directed to negotiate with the CPP recipient and the subject employee for appropriate reimbursements to the federal government with respect to compensation and bonuses found to be excessive.

•
Say on Pay.  Under the Stimulus Act, the SEC is required to promulgate rules requiring an advisory, non-binding say on pay vote by the shareholders on executive compensation at the annual meeting during the CPP Covered Period.  We will comply with the provisions of the Stimulus Act and its implementing regulations in all respect, which includes the submission of “Proposal 2:  Advisory Vote on Compensation of Named Executive Officers” set forth in this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Peapack-Gladstone’s annual report on Form 10-K and the Proxy Statement.

In addition, the Compensation Committee certifies that:

(1)
It has reviewed with Peapack-Gladstone’s senior risk officer the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Peapack-Gladstone;

(2)
It has reviewed with Peapack-Gladstone’s senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Peapack-Gladstone; and

(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Peapack-Gladstone to enhance the compensation of any employee.

This certification above and the narrative below are being provided in accordance with the requirement of the Interim Final Rule of the United States Treasury, TARP Standards for Compensation and Corporate Governance, issued June 15, 2009.

Overview

The Compensation Committee and the senior risk officer have conducted periodic risk assessments of the Company’s compensation programs since August 2009. The most recent risk assessment by the Compensation Committee and senior risk officer occurred on March 1, 2011 and covered all compensation plans, including the SEO compensation plans.  The Compensation Committee and senior risk officer concluded that Peapack-Gladstone’s compensation plans did not present opportunities for or encourage employees to take unnecessary and excessive risks that threaten the value of Peapack-Gladstone, or to manipulate earnings to enhance the compensation of any employee.

The Compensation Committee believes that Peapack-Gladstone’s overall compensation practices for SEOs, which include the following elements, limit the ability of executive officers to benefit from taking unnecessary or excessive risks:

•	Discretion-based awards, as opposed to formula-based performance awards;
•	All SEO compensation decisions made by fully independent Compensation Committee;
•	Balance between fixed compensation (base salary) and equity compensation opportunity.

In addition, the Compensation Committee believes that there are controls around incentive plans for all employees as described below that effectively discourage unnecessary and excessive risk taking.

Risk Policy Framework

Peapack-Gladstone’s Board of Directors has established a conservative tone for risk tolerance within the Company.   Adherence to the risk tolerance is ensured by the Company’s system of internal processes and validated by independent groups, including Internal Audit, Risk Management, Credit Administration and to some extent, the external auditors.

In addition to the general risk policy framework which limits risks, there are controls around employee incentive compensation (including the SEO incentive compensation) that effectively discourage and limit unnecessary and excessive risks relating to incentive compensation.  All SEO incentive compensation is fully subject to Compensation Committee discretion and almost all other employee incentive compensation is fully subject to either management or Compensation Committee discretion (a relatively small number of sales personnel receive incentive compensation on the basis of formulae).  As further described herein, the Compensation Committee reviews and approves all SEO incentive compensation.

SEO Compensation Plans

The SEO compensation plans are currently operating within the constraints of the TARP limits.  However, the Compensation Committee believes, even before application of the TARP limits, that Peapack-Gladstone’s standard compensation programs for executives do not encourage unnecessary and excessive risk.  As discussed in further detail in the Compensation Discussion and Analysis section, the standard incentive compensation plans for SEOs consist of long-term incentives under the 2006 Long-Term Stock Incentive Plan in the form of equity awards (under TARP, these awards are limited to restricted stock).  The opportunity to earn long-term awards helps to attract and retain executive officers, and align the efforts of these officers with the long-term interests of the Company.  Long-term, equity-based awards are a critical part of Peapack-Gladstone’s compensation philosophy as they encourage the alignment of senior management’s goals with those of our shareholders, namely the goal of increasing overall shareholder value.

All Peapack-Gladstone SEO incentive compensation is at the full and complete discretion of the Compensation Committee, which consists solely of independent directors.  Peapack-Gladstone does not maintain a plan by which the SEO’s are compensated based upon specific pre-determined performance goals.

Due to the impact of TARP, for 2010 the equity awards for SEOs were limited to long-term restricted stock awards that will vest on the second anniversary of the date of grant or, if Peapack-Gladstone has not fully redeemed the preferred shares it issued to Treasury under TARP as of such second anniversary, then such restricted stock shall vest upon and after such second anniversary in 25% increments in proportion to the percentage of such preferred shares it has so redeemed.  Also due to TARP, the Company did not pay the SEO’s cash bonuses as to 2010.

Employee Compensation Plans

In addition to the incentive plans in which the SEO's participate, Peapack-Gladstone awards incentive compensation to other employees in the form of annual cash bonuses and stock options, and for a small number of sales personnel, formula based commissions.  The Compensation Committee has determined that the features of these incentive compensation awards, alone and/or combined with the system of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

Conclusions as to Compensation Risk

In light of the discretion-based nature of Peapack-Gladstone’s incentive plans and the significant level of oversight and controls over compensation decisions, the Compensation Committee believes that the incentive plans for employees, including SEO's, do not contain any features that would encourage the manipulation of reported earnings to enhance the compensation of any employee.

The Compensation Committee
of the Board of Directors

F. Duffield Meyercord, Chairman
Edward A. Merton
Anthony J. Consi, II

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for Peapack-Gladstone’s named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Frank A. Kissel Chairman of the Board and CEO of Peapack-Gladstone and the Bank	2010 2009 2008	$ 380,000 367,500 350,000	$ 190,000 0 0	$ 0 0 53,950	$ 0 0 31,295	$ 108,065 102,999 65,437	$ 678,065 470,499 500,682
Jeffrey J. Carfora (4) Executive Vice President and CFO of Peapack-Gladstone and the Bank	2010 2009 2008	206,000 147,708 0	103,000 0 0	0 0 0	0 0 0	16,378 2,859 0	325,378 150,567 0
Craig C. Spengeman President of PGB Trust and Investments and Executive Vice President of Peapack-Gladstone	2010 2009 2008	270,000 262,500 250,000	135,000 0 0	0 0 43,160	0 0 8,204	57,669 47,202 36,696	462,669 309,702 338,060
Robert M. Rogers President and COO of Peapack-Gladstone and the Bank	2010 2009 2008	243,000 236,250 225,000	121,500 0 0	0 0 43,160	0 0 6,240	64,860 46,762 37,062	429,360 283,012 311,462
Vincent A. Spero (5) Executive Vice President	2010 2009 2008	205,000 190,869 0	102,500 0 0	0 0 0	0 0 0	23,733 12,464 0	331,233 203,333 0

(1)
Represents the aggregate grant date fair value of restricted stock awards and stock option grants in accordance with ASC 718, see Note 12 – Stock Option Plans of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2010 for additional information on the valuation methodology.  The 1998 and 2002 Stock Option Plans provide for the award of incentive stock options to each named executive officer. The 2006 Long-Term Stock Incentive Plan provides for the award of non-qualified stock options, stock appreciation rights or restricted stock to each named executive officer.  The plans provide that grants are made based upon recommendations from the Compensation Committee to the Board and a vote from the full Board.

Under each of the plans, the exercise price for the option shares may not be less than the fair market value of the common stock on the date of grant of the option. The options granted under these plans are, in general, exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.

(2)
The Corporation had a defined benefit pension plan covering substantially all of its salaried employees which was discontinued on May 12, 2008.  The Plan was settled and substantially all benefits were paid to employees during September 2008.  There were no nonqualified deferred compensation earnings.

(3)	In 2010, the Corporation made 401k contributions in the amount of $94,525 for Mr. Kissel, $48,500 for Mr. Spengeman, $55,917 for Mr. Rogers, $14,658 for Mr. Carfora and $14,918 for Mr. Spero.

(4)	Assumed the position of Chief Financial Officer on March 30, 2009.

(5)	Assumed the position of Executive Vice President on November 23, 2009.

2010 Grants of Plan-Based Awards

There were no stock option grants awarded to named executive officers in 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table represents stock options outstanding and stock awards for each named executive officer as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested

Frank A. Kissel	5,590 (2)	-	$ 16.06	1/11/2011
	28,873 (3)	-	27.51	1/9/2014
	3,150 (4)	2,100	26.76	1/3/2017
	2,100 (5)	3,150	23.40	1/2/2018
					14,147	$ 184,618
Jeffrey J. Carfora					7,669	100,080
Craig C. Spengeman	4,191 (2)	-	16.06	1/11/2011
	2,793 (2)	-	12.97	5/10/2011
	23,098 (3)	-	27.51	1/9/2014
	2,520 (4)	1,680	26.76	1/3/2017
	1,680 (5)	2,520	23.40	1/2/2018
					10,052	131,179
Robert M. Rogers	4,192 (2)	-	16.06	1/11/2011
	2,794 (2)	-	12.97	5/10/2011
	23,098 (3)	-	27.51	1/9/2014
	2,520 (4)	1,680	26.76	1/3/2017
	1,680 (5)	2,520	23.40	1/2/2018
					9,047	118,063
Vincent A. Spero	1,050 (6)	-	27.01	6/2/2018
	600 (7)	2,400	11.91	11/19/2019
					7,632	99,598

(1)
In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable.  All options expire not more than ten years after the date of grant.

(2)
Stock options were originally to vest at a rate of 20% per year for five years; however, on December 11, 2003, the Board of Directors accelerated the vesting of the remaining unvested options.  All options granted were exercisable at that time, at a price equal to the fair market value of the common stock on the date of grant.

(3)	Stock options were immediately vested and all options were exercisable at that time, at a price equal to the fair market value of the common stock on the date of the grant.

(4)
Stock options granted on January 3, 2007, vest at a rate of 20% per year for five years and are exercisable not earlier than one year after the date of the grant, at a price equal to the fair market value of the common stock on the date of the grant.

(5)
Stock options granted on January 2, 2008, vest at a rate of 20% per year for five years and are exercisable not earlier than one year after the date of the grant, at a price equal to the fair market value of the common stock on the date of the grant.

(6)
Stock options granted on June 2, 2008, vest at a rate of 20% per year for five years and are exercisable not earlier than one year after the date of the grant, at a price equal to the fair market value of the common stock on the date of the grant.

(7)
Stock options granted on November 19, 2009, vest at a rate of 20% per year for five years and are exercisable not earlier than one year after the date of the grant, at a price equal to the fair market value of the common stock on the date of the grant.

Option Exercises and Stock Vested

The named executive officers did not exercise stock options nor was there any vesting of stock awards during 2010.

Change-In-Control Arrangements

Peapack-Gladstone and the Bank have entered into change-in-control agreements with the named executive officers, each of which provides for benefits in the event of a termination without “cause” or for “good reason” following a merger or acquisition of Peapack-Gladstone.  The change-in-control agreements also include certain non-disclosure provisions, which survive the termination of the Executives’ employment and the expiration of the agreements.  A more detailed description of the change in control agreements may be found in the Compensation Discussion and Analysis section of this proxy.

Employment Agreements

Peapack-Gladstone and the Bank have entered into employment agreements with the named executive officers, which set forth the terms of employment of the officers.  A detailed description of the employment agreements may be found in the Compensation Discussion and Analysis section of this proxy.  Employment agreements with named executive officers are customary in the marketplace, and Peapack-Gladstone feels it would be at a competitive disadvantage if it did not enter into such agreements.

The following table shows the potential payments under each named executive’s change-in-control or employment agreement if he had terminated employment with the Bank at December 31, 2010, under each of the following retirement or termination circumstances (i) death; (ii) disability or dismissal for cause; (iii) retirement or resignation; (iv) dismissal without cause; and (v) dismissal without cause or resignation for good reason following a change-in-control of Peapack-Gladstone on December 31, 2010.  These payments are considered estimates as of specific dates as they contain some assumptions regarding stock, price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Potential Payments upon Termination or Change in Control
					Dismissal without
				Dismissal	Cause or Resignation
		Disability or	Retirement	Without Cause	For Good Reason
		Dismissal	or	(no Change in	(following a Change
	Death	For Cause	Resignation	Control) (1) (3)	In Control) (1) (2) (3) (6)
Frank A. Kissel
Amounts payable in full on indicated date of termination:
Severance – Salary	$-	$-	$-	$760,000	$1,284,856
Stock Option Acceleration (4)	-	-	-	-	-
Welfare Benefits Continuation	-	-	-	-	16,889
SERP Amount	-	-	-	-	197,768
Parachute Penalty – Tax Gross-up (5)	-	-	-	-	599,451
Total	$-	$-	$-	$760,000	$2,098,964

Jeffrey J. Carfora
Amounts payable in full on indicated date of termination:
Severance – Salary	$-	$-	$-	$412,000	$618,000
Stock Option Acceleration (4)	-	-	-	-	-
Welfare Benefits Continuation	-	-	-	-	20,013
SERP Amount	-	-	-	-	-
Parachute Penalty – Tax Gross-up (5)	-	-	-	-	243,301
Total	$-	$-	$-	$412,000	$881,314

Craig C. Spengeman
Amounts payable in full on indicated date of termination:
Severance – Salary	$-	$-	$-	$540,000	$915,350
Stock Option Acceleration (4)	-	-	-	-	-
Welfare Benefits Continuation	-	-	-	-	20,013
SERP Amount	-	-	-	-	167,368
Parachute Penalty – Tax Gross-up (5)	-	-	-	-	451,155
Total	$-	$-	$-	$540,000	$1,553,886

Robert M. Rogers
Amounts payable in full on indicated date of termination:
Severance – Salary	$-	$-	$-	$486,000	$821,181
Stock Option Acceleration (4)	-	-	-	-	-
Welfare Benefits Continuation	-	-	-	-	20,013
SERP Amount	-	-	-	-	132,733
Parachute Penalty – Tax Gross-up (5)	-	-	-	-	397,353
Total	$-	$-	$-	$486,000	$1,371,280

Vincent A. Spero
Amounts payable in full on indicated date of termination:
Severance – Salary	$-	$-	$-	$410,000	$639,750
Stock Option Acceleration (4)	-	-	-	-	827
Welfare Benefits Continuation	-	-	-	-	20,013
SERP Amount	-	-	-	-	-
Parachute Penalty – Tax Gross-up (5)	-	-	-	-	255,835
Total	$-	$-	$-	$410,000	$916,425

(1)
The term “cause” means (i) willful and continued failure by a named executive officer to perform the officer’s duties, (ii) willful misconduct by the named executive officer which causes material injury to the Corporation or its successor or (iii) the conviction of a crime, other than a traffic violation, drunkenness, drug abuse, or excessive absenteeism other than for illness.

(2)	The term “good reason” means a change in job description, location, compensation or benefits.

(3)
The term “change in control” means (i) the acquisition of the Corporation’s securities representing 25% or more of the voting power of all its securities, (ii) the first purchase of the Corporation’s common stock pursuant to a tender or exchange offer, (iii) the shareholder approval of (a) a merger or consolidation of the Corporation into another corporation wherein the other corporation exercises control over the Corporation, (b) a sale or disposition of all or substantially all of the Corporation’s assets or (c) a plan of liquidation or dissolution of the Corporation, (iv) a change in board membership such that over a two year period the directors constituting the Board at the beginning of such period do not constitute two thirds of the Board of the Corporation or a successor corporation at the end of such period, or (v) a sale of (a) the common stock of the Corporation following which a person or entity other than the Corporation or its affiliates owns a majority thereof or (b) all or substantially all of the Corporation’s assets.

(4)
Under Peapack-Gladstone’s various stock option plans, unvested stock options would immediately vest in the event of a change in control; however, at December 31, 2010, the market value of Peapack-Gladstone’s stock is less than the grant price of all unvested options   Named executive officers would have three years from the date of termination following a change in control to exercise the vested options.

(5)	The excise tax gross-up was calculated using marginal tax rate of 60.94% (40.94% income and employment taxes, plus the 20% excise tax).

(6)
Amounts disclosed do not reflect the impact of the compensation-related limitations associated with the CPP and the Stimulus Act.  Please see “Additional Restrictions under the American Recovery and Reinvestment Act of 2009” above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Peapack-Gladstone's executive officers, directors and persons who own more than ten percent of a registered class of Peapack-Gladstone's common stock, file reports of ownership and changes in ownership with the SEC. Based upon copies of reports furnished by insiders, all Section 16(a) reporting requirements applicable to insiders during 2010 were satisfied on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors has established a Compensation Committee, which has been charged with overseeing executive compensation practices at Peapack-Gladstone. Members of the Compensation Committee are Messrs. Meyercord (Chair), Merton and Consi. All members of the Compensation Committee, or their affiliates, have engaged in loan, deposit or trust transactions with the Bank, as discussed below, in “Transactions with Related Persons, Promoters and Certain Control Persons” and under “Director Independence” above. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of Peapack-Gladstone’s Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Bank may purchase an undetermined amount of mortgage loans from Weichert Mortgage Company (“Weichert Mortgage”) during any calendar year.  Weichert Mortgage is wholly owned by James M. Weichert, who beneficially owns approximately 10 percent of Peapack-Gladstone’s outstanding common stock.  Any purchases by the Bank from Weichert Mortgage will be on terms that are substantially the same, or at least as favorable to, the Bank as those offered by Weichert Mortgage to other unaffiliated entities.  During 2010, the Bank did not purchase any mortgages from Weichert Mortgage.  There are no guarantees that any purchases will be made in the future.

In addition to the matters discussed above and discussed under the caption “Compensation Committee Interlocks and Insider Participation,” directors and officers and their associates were customers of and had transactions with the Bank during the year ended December 31, 2010, and it is expected that such persons will continue to have such transactions in the future. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management of Peapack-Gladstone, did not involve more than normal risks of collectibility or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Peapack-Gladstone Financial Corporation:

We have reviewed and discussed with management Peapack-Gladstone's audited consolidated financial statements as of and for the year ended December 31, 2010.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in Peapack-Gladstone's Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee
Anthony J. Consi, II, Chairman
John R. Mulcahy
Philip W. Smith, III
Pamela Hill
March 9, 2011

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Crowe Horwath LLP as independent registered public accounting firm to examine Peapack-Gladstone’s consolidated financial statements for the fiscal years ending December 31, 2009 and 2010 and to render other professional services as required.  Representatives from Crowe Horwath LLP will be present at the annual meeting to answer questions and they will have the opportunity to speak if desired.

Aggregate fees for the fiscal years ending December 31, 2010 and December 31, 2009, billed by the Corporation’s independent registered public accounting firm, Crowe Horwath LLP (“Crowe”) were as follows:

Type of Service	2010	2009
Audit Fees (1)	$187,000	$192,570
Audit-Related Fees (2)	21,300	34,300
All Other Fees (3)	-	21,639
Total	$208,300	$248,509

(1)
These amounts include fees for professional services rendered by Crowe in connection with the audit of Peapack-Gladstone’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in Peapack-Gladstone’s Quarterly Reports of Form 10-Q.

(2)	Comprised of fees for audit of retirement and 401(K) plans.

(3)	Comprised of fees for consents and filings.

AUDIT COMMITTEE PRE-APPROVAL PROCEDURES

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm to Peapack-Gladstone.  The policy requires that all services to be performed by Crowe Horwath LLP, Peapack-Gladstone’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee.  Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy.  At subsequent Audit Committee meetings, the Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. All services rendered by Crowe Horwath LLP are permissible under applicable laws and regulations. Each new engagement of Crowe Horwath LLP was approved in advance by the Audit Committee.

RECOMMENDATION AND VOTE REQUIRED ON PROPOSAL 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  Approval of this proposal requires the favorable vote of a majority of the votes cast.  Abstentions and broker non-votes will have no impact on the approval of this proposal.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, any substantive proposals, including shareholder proposals, must be referred to in Peapack-Gladstone's notice of shareholders' meeting for such proposal to be properly considered at a meeting of Peapack-Gladstone.

Proposals of shareholders which are eligible under the rules of the SEC to be included in Peapack-Gladstone's year 2011 proxy materials must be received by the Secretary of Peapack-Gladstone no later than November 25, 2011.

If Peapack-Gladstone changes its 2012 Annual Meeting date to a date more than 30 days from the date of its 2011 Annual Meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Peapack-Gladstone begins to print and mail its proxy materials. If Peapack-Gladstone changes the date of its 2012 Annual Meeting in a manner that alters the deadline, Peapack-Gladstone will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change or notify its shareholders by another reasonable means.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors knows of no business that will be presented for consideration at the meeting other than that stated in this proxy statement. Should any other matter properly come before the meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

WHETHER YOU INTEND TO BE PRESENT AT THE MEETING OR NOT, YOU ARE URGED TO RETURN YOUR SIGNED PROXY PROMPTLY.

By Order of the Board of Directors

FRANK A. KISSEL,
CHAIRMAN

Gladstone, New Jersey
March 25, 2011

PEAPACK-GLADSTONE'S ANNUAL REPORT FOR THE YEAR-ENDED DECEMBER 31, 2010 IS BEING MAILED TO THE SHAREHOLDERS WITH THIS PROXY STATEMENT. HOWEVER, SUCH ANNUAL REPORT IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND IS NOT DEEMED TO BE A PART OF THE PROXY SOLICITING MATERIAL.  IN ADDITION, A COPY OF OUR PROXY STATEMENT OR ANNUAL REPORT (WITHOUT EXHIBITS) WILL BE FURNISHED TO ANY SHAREHOLDER UPON WRITTEN REQUEST ADDRESSED TO ANTOINETTE ROSELL, CORPORATE SECRETARY, PEAPACK-GLADSTONE FINANCIAL CORPORATION, 500 HILLS DRIVE, P.O. BOX 700, BEDMINSTER, NEW JERSEY 07921. OUR PROXY STATEMENT AND ANNUAL REPORT ARE ALSO AVAILABLE ON OUR WEBSITE AT WWW.PGBANK.COM.

☒PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY PEAPACK-GLADSTONE FINANCIAL CORPORATION

		For	With- hold Authority	For All Except
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	1. ELECTION OF ELEVEN (11) DIRECTORS	☐	☐	☐
The undersigned hereby appoints John D. Kissel, James R. Lamb and Philip W. Smith, III, or any one of them, as Proxy, each with full power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Peapack-Gladstone Financial Corporation (the “Corporation”), standing in the undersigned’s name at the Annual Meeting of Shareholders of the Corporation to be held on April 26, 2011 at 2:00 p.m. or any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to the meeting.

Anthony J. Consi, II    Pamela Hill                Frank A. Kissel                 John D. Kissel
James R. Lamb             Edward A. Merton    F. Duffield Meyercord     John R. Mulcahy
Robert M. Rogers        Philip W. Smith, III    Craig C. Spengeman

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line provided below.

		For	Against	Abstain
	2. To approve, on a non-binding basis, the compensation of the Corporation’s named executive officers as determined by the Compensation Committee.	☐	☐	☐
		For	Against	Abstain
	3. The ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

This Proxy, when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION is made, this Proxy will be voted “FOR” the election of all eleven nominees for Director and for proposals 2 and 3.

	PLEASE CHECK BOX IF YOU PLAN TO ATTEND ª THIS MEETING.			☐
Please be sure to date and sign this proxy card in the box below	Date
Sign above

ÇDetach above card, sign, date and mail in the return envelope provided.Ç
PEAPACK-GLADSTONE FINANCIAL CORPORATION

Please sign exactly as names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full corporate names by President or other authorized officer. If a partnership or limited liability company, please sign in the entity name by an authorized person.

PLEASE ACT PROMPTLY
SIGN, DATE &MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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